SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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The Nottingham Investment Trust II
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The Brown Capital Management Small Company Fund 1201 N. Calvert Street Baltimore, Maryland 21202

YOUR ATTENTION PLEASE

October 27, 2011

Dear Shareholder:

Your assistance is greatly needed. Despite prior efforts, we have not received your vote on a proxy that meaningfully affects the future of your Brown Capital Management Small Company Fund. The Special Meeting of Shareholders, originally scheduled to be held on October 26th, has been adjourned to provide shareholders who have yet to cast their proxy vote with more time to do so. While it is typical to ignore this type of communication and initiative, we encourage you to vote now as it has the potential to make a difference in the future of this fund.

We enclosed another copy of your proxy ballot and a pre-paid business reply envelope for your convenience. The ballot also includes options for casting your vote by phone and via the Internet. If you need another copy of the proxy statement or have any proxy-related questions, please call 1-800-232-1217 for assistance. It will take mere minutes to vote on issues that make a difference.

We truly need your proxy vote as soon as possible. Thank you in advance for your help with this matter and your investment in the Brown Capital Management Small Company Fund.

Sincerely,

Keith A. Lee
President of the Fund

OBO